EXHIBIT 10.23

Director Compensation Plan

In accordance with the Potbelly Corporation 2013 Long-Term Incentive Plan (the "Plan"), each non-employee Director of Potbelly Corporation (the "Company") and Potbelly Illinois, Inc. is eligible to receive compensation for services rendered.  Each non-employee Director who is a member of the Board of Directors as of the 2016 Annual Meeting of the Stockholders (the "2016 Annual Meeting") is eligible to receive $110,000 in annual compensation, with an increase to $135,000 starting with the 2017 Annual Meeting of the Stockholders (the "2017 Annual Meeting").  Additional retainers will be paid to the Lead Director and certain Committee Chairs as described below.

Each non-employee Director may elect between the following forms of payment for his or her annual compensation:

1.

The non-employee Director receives Restricted Stock Units (as defined in the Plan) (the "RSUs") having a grant date Fair Market Value of $110,000 in 2016 (to be increased to $135,000 starting in 2017) (with a grant date on or before the end of the respective second fiscal quarter); or

2.	The non-employee Director receives:
a.

$50,000 in cash in 2016 (to be increased to $60,000 starting in 2017) (half of which will be paid on before the end of the respective second fiscal quarter and half of which will be paid on or before the end of the respective fiscal year); plus

b.	RSUs having a grant date Fair Market Value of $60,000 in 2016 (to be increased to $75,000 starting in 2017) (with a grant date on or before the end of the respective second fiscal quarter).

If any non-employee Director fails to make an election prior to the end of the first fiscal quarter, such Director will be deemed to have elected to receive compensation in the form of cash and RSUs, as set forth in paragraph 2 above.

The Lead Director as of the 2016 Annual Meeting receives an additional $20,000 retainer, the Audit Committee Chair as of the 2016 Annual Meeting receives an additional $10,000 retainer in 2016 (with an increase to $15,000 starting with the 2017 Annual Meeting), and the Compensation Committee Chair as of the 2016 Annual Meeting receives an additional $7,500 retainer in 2016 (with an increase to $10,000 starting with the 2017 Annual Meeting). The Lead Director, Audit Committee Chair and Compensation Committee Chair may each elect between the following forms of payment for such additional retainer:

1.	RSUs having a grant date Fair Market Value equal to such additional retainer amount (with a grant date on or before the end of the respective second fiscal quarter); or
2.

Cash in an amount equal to one-half such additional retainer amount (half of which will be paid on before the end of the respective second fiscal quarter and half of which will be paid on or before the end of the respective fiscal year); plus RSUs having a grant date Fair Market Value of half of such additional retainer amount (with a grant date on or before the end of the respective second fiscal quarter).

If any non-employee Director joins the Board of Directors of the Company and/or Potbelly Illinois, Inc. after the Annual Meeting of the Stockholders (the "Annual Meeting"), or if a Director begins service as the Lead Director, Audit Committee Chair, or Compensation Committee Chair after the Annual Meeting, such Director's compensation shall be pro-rated accordingly and paid prior to the next Annual Meeting.

Subject to the terms and conditions of the Restricted Stock Unit Award Agreement, RSUs shall vest as follows: fifty percent (50%) on the first anniversary of the grant date, and fifty percent (50%) on the second anniversary of the grant date.